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Blue River Bancshares, Inc. Announces Increased Dividend and Third Quarter 2006
Earnings (Unaudited)

October 27, 2006

Blue River Bancshares, Inc. ( NASDAQ: BRBI) today announced consolidated net income of $188,000 for the quarter ended September 30, 2006. This net income compares to consolidated net income of $408,000 for the same period of 2005. Earnings for 2006 include tax expense of $110,000 and earnings for 2005 included $0 tax expense. Basic earnings per share were $0.05 for the quarter ended September 30, 2006, compared to $0.12 per share for the quarter ended September 30, 2005. Weighted average outstanding shares (basic) were 3,507,150 for both periods.

A quarterly dividend of $.0175 per share was declared by the Board of Directors at its meeting on October 24, 2006, payable December 1, 2006, to shareholders of record November 15, 2006. This represents an increase of $.0025 per share as compared to the prior quarter. For purposes of broker trading, the ex-distribution date of the cash dividend will be determined by NASDAQ.

Consolidated net income for the nine month period ended September 30, 2006 was $528,000 or $0.15 per share, with weighted average outstanding shares (basic) totaling 3,507,150, as compared to net income, for the same nine month period ended September 30, 2005, of $675,000 or $0.20 per share based upon 3,460,905 outstanding shares (basic). The Company recorded tax expense of $318,000 during 2006 and recorded no tax expense during the same period of 2005.

Net interest income before loan loss provision for the three months ended September 30, 2006 was $2,099,000 as compared to $1,815,000 for the same period in 2005. Non-interest income for the three months ended September 30, 2006 was $314,000 as compared to $476,000 for the same period in 2005. During the three month period ended September 30, 2006, we had a gain on sale of other real estate of $20,000 versus an $85,000 gain in the prior year.

The loan loss provision for the three months ended September 30, 2006, was $180,000 versus $46,000 for the quarter ended September 30, 2005. This increase was primarily the result of increased charge offs.

Non-interest expense increased to $1,935,000 for the three months ended September 30, 2006 from $1,838,000 for the same period of 2005. This increase was primarily the result of an increase in professional fees. The Company expensed $103,000 for professional fees related to the previously announced sale of one of its thrift charters for $1,675,000 and the analysis and negotiation of another potential acquisition opportunity which was terminated before a transaction could be consummated. The target, a Central Indiana thrift, subsequently agreed to be purchased by another financial institution.



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During the three months ended September 30, 2006, the Company expensed $110,000 for income taxes, as compared to no expense during the same period of 2005.

Russell Breeden, III Chairman, CEO and President of Blue River commented, "We remain focused on the goal of exceeding a 10% pre-tax return on equity during 2006 and 2007. We have not yet achieved this goal in 2006 due to expenses associated with acquisition and charter sale activity, as well as increased levels of provision for loan loss. Our increased net interest income is the primary reason we believe we can achieve our short term profitability goal"

Mr. Breeden also said "Even though we are disappointed with our need to either reserve for or charge off loans, we are encouraged by our increased net interest income. The Board of Director's optimism about your Company's future, combined with the current level of operating income, is the primary reason for increasing the dividend from the prior quarter."

Blue River Bancshares, Inc. is the holding company for Shelby County Bank, Shelbyville, Indiana and Paramount Bank, Lexington, Kentucky.

Certain matters in this news release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the fact that they include words like "believe," "expect," "anticipate," "estimate," and "intend," or future or conditional verbs such as "will," "would," "should," "could," or "may". These forward-looking statements relate to, among other things, expectations of the business environment in which Blue River operates, projections of future performance, perceived opportunities in the market and potential future credit experience.

These forward-looking statements are based upon the current beliefs and expectations of Blue River's management and are inherently subject to significant business, economic, and competitive uncertainties and contingencies, many of which are outside of Blue River's control. Blue River's actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements due to a wide range of factors, including, but not limited to, the general business environment, interest rates, the economy, competitive conditions between banks and non-bank financial services providers, regulatory changes, other factors that may be subject to circumstances beyond Blue River's control and any other risks detailed in Blue River's reports filed with the Securities and Exchange Commission.


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Blue River undertakes no obligation to revise these statements following the date of this press release.



                        CONSOLIDATED FINANCIAL HIGHLIGHTS
                                   (UNAUDITED)

                           QUARTERS ENDED SEPTEMBER 30


                                                 2006           2005
GROSS LOANS                                  $174,223,000   $164,677,000
TOTAL ASSETS                                 $214,470,000   $219,214,000
DEPOSITS                                     $173,761,000   $180,114,000
SHAREHOLDERS' EQUITY                         $ 17,955,000   $ 16,677,000
BOOK VALUE PER SHARE                         $       5.12   $       4.76


NET INTEREST INCOME                          $  2,099,000   $  1,815,000
PROVISION FOR LOAN LOSS                      $    180,000   $     46,000
NON INTEREST INCOME                          $    314,000   $    476,000
NON INTEREST EXPENSE                         $  1,935,000   $  1,838,000
INCOME TAX EXPENSE                           $    110,000   $        -0-
NET INCOME                                   $    188,000   $    408,000
BASIC & DILUTIVE EARNINGS PER SHARE          $        .05   $        .12